Exhibit 99

HUBBARD LLC

EMPLOYEE SAVINGS PLAN

(Amended and Restated Effective as of October 1, 2003)

HUBBARD LLC
EMPLOYEE SAVINGS PLAN

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ARTICLE XXI - MINIMUM REQUIRED DISTRIBUTIONS	32

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INTRODUCTION

     The Hubbard LLC Employee Savings Plan, formerly the Hubbard ISA LLC Employee Savings Plan, (the “Plan”) is maintained at the discretion of Hubbard LLC and does not create a contract of employment. Hubbard LLC reserves the right to change, modify, discontinue or terminate the Plan at any time and for any reason. The Hubbard LLC Employee Savings Plan is a profit-sharing plan designed to provide an opportunity for employees to save on a regular basis by setting aside part of their earnings. This amendment and restatement of the Hubbard LLC Employee Savings Plan is effective as of October 1, 2003. Benefits for any Participant, or beneficiary of such Participant, who retired, died, or terminated employment at any time prior to October 1, 2003 will be determined under the provisions of the Plan as in effect on the date of the Participant’s retirement, death, or termination, unless additional benefits are specifically provided by a subsequent amendment to the Plan. The restated Plan contained herein will apply to Participants, or beneficiaries of such Participants, who retire, die or terminate employment at any time on or after October 1, 2003.

ARTICLE I
DEFINITIONS

     1.1 The following words and phrases shall have the following meanings for purposes of the Plan:

     “Account Balance” shall mean the total at any given time of a Participant’s Pre-Tax Contributions, Company Matching Contributions, Rollover Contributions, Trust To Trust Transfer Contributions, and earnings and losses thereon.

     “Actual Deferral Percentage” shall mean the ratio (expressed as a percentage) of a Participant’s Pre-Tax Contributions for the Plan Year to the Participant’s 415 Compensation for the Plan Year. For purposes of this definition, Pre-Tax Contributions shall include (i) for a Participant who is a Highly Compensated Employee, any Excess Deferrals or Pre-Tax Contributions in excess of the limit described in Section 9.10(a)(l), and (ii) for a Participant who is a non-Highly Compensated Employee, Excess Deferrals. The Actual Deferral Percentage for an Eligible Employee or Participant who does not make a Pre-Tax Contribution is zero.

     “Affiliate” shall mean each company or other entity which is a member of a controlled group of corporations, under common control, a member of an affiliated service group, or required to be aggregated with the Company under Code Section 414(b), (c), (m) or (o).

     “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order (as defined in Section 20.2) as having a right to receive all, or a portion of, the benefits under the Plan with respect to a Participant.

     “Average Actual Deferral Percentage” shall mean the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Employees and Participants in a group.

     “Average Contribution Percentage” shall mean the average (expressed as a percentage) of the Contribution Percentages of the Eligible Employees and Participants in a group.

     “Base Compensation” shall mean an employee’s annual (i) base salary or (ii) wage earnings plus overtime, as reported on the federal Form W-2 for the Plan Year and shall not include all other amounts, including shift work differential, incentive payments, bonuses, separation payments or long term disability payments. Notwithstanding the foregoing, Base Compensation shall include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the gross income of the employee under Section 125, 132(f)(4) (effective 1-1-98), 401(k), 402(a)(8), 402(h), or 403(b) of the Code.

     In addition to the other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan, the annual compensation of each Employee taken into account under the Plan for any Plan Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year. Any reference in the Plan to Section 401(a)(17) of the Code shall mean the annual compensation limit described above.

     “Board” shall mean the Hubbard LLC Board of Managers.

     “Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Company” shall mean Hubbard LLC.

     “Company Matching Contribution” shall mean the Company contribution calculated and invested in accordance with the terms of Article V hereof.

     “Contribution Percentage” shall mean the ratio (expressed as a percentage) of the Company Matching Contributions on behalf of Eligible Employees and Participants to the Eligible Employees and Participants’ 415 Compensation.

     “Disability” shall occur when a Participant becomes entitled to benefits under the Hubbard LLC Long-Term Disability Plan.

     “Eligible Employee” shall mean any employee who is eligible for participation in the Plan as described in Section 2.1 and Section 2.3.

     “Enrollment Date” shall mean the first day of month following the date in which an employee becomes an Eligible Employee.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Excess Aggregate Contributions” shall mean the amount described in Code Section 401(m)(6)(B).

     “Excess Contributions” shall mean, with respect to any Plan Year, the aggregate amount of Pre-Tax Contributions actually paid to the Trustee for a Plan Year on behalf of Highly Compensated Employees over the maximum amount of such contributions permitted under Section 9.10.

     “Excess Deferral” shall mean the amount of Pre-Tax Contributions for a calendar year that a Participant allocates to the Plan pursuant to the claim procedure set forth in Section 9.10.

     “415 Compensation” shall mean an employee’s wages which are actually paid by the Company or its Affiliates for the Plan Year within the meaning of Section 3401(a) of the Code and all other payments of compensation to the employee by the Company or its Affiliates under Sections 6041(d), 6051(a)(3) and 6052 of the Code without regard to any rules that limit such remuneration based on the nature or location of the services performed, excluding any non-cash compensation and any compensation deferred beyond the employee’s termination of employment; provided, however, 415 Compensation shall include any elective deferral (as defined in Section 402(g)(3) of the Code) or any amount which is contributed or deferred by the Company or its Affiliates at the election of the employee and which is not includible in the gross income of the employee by reason of Section 125, 132(f)(4) or 457 of the Code.

     “Highly Compensated Employee” shall mean an Employee who:

          (a) at any time during the Plan Year or the preceding year was a 5% owner of the Employer (applying the constructive ownership rules of Section 318 of the Code); or

          (b) for the preceding year had Compensation in excess of $80,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year).

     The term “Highly Compensated Employee” also includes any former Employee who separated from service (or has a deemed separation from service, as determined under Treasury regulations) prior to the Plan Year, performs no service for the Employer during the Plan Year, and was a Highly Compensated Employee either for the separation year or any Plan Year ending on or after his 55th birthday.

     “Hour of Service” shall mean:

          (a) Each hour for which an employee is paid, or entitled to payment, for the performance of duties for the Company or its Affiliates. These hours will be credited to the employee for the computation period in which the duties are performed; and

          (b) Each hour for which an employee is paid, or entitled to payment, by the Company or its Affiliates on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 hours of service will be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by this reference; and

          (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or its Affiliates. The same hours of service will not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours will be credited to the employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

     Hours of Service will be credited for employment with the Company and its Affiliates. In addition, for purposes of calculating an Hour of Service, the term “eave of absence” as used herein shall include any period the employee is absent from work by reason of the employee’s pregnancy, the birth of the child of the employee, the placement of a child with the employee in connection with the adoption of the child by the employee or the caring for the child for a period beginning immediately after such birth or placement

     “Leased Employee” shall mean any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient.

     “Merck Common Stock” shall mean shares of common stock in Merck & Co.

     “Normal Retirement Age” shall mean the date on which the Participant attains 65 years of age.

     “Participant” shall mean an individual who either (1) is currently contributing to the Plan and/or (2) has an Account Balance and/or (3) is currently suspended from the Plan pursuant to Section 4.4(b), (c) or (d). If an individual does not meet at least one of these three criteria, then he/she is not a Participant in the Plan.

     “Plan Committee” shall mean the committee appointed by the U.S. Merial/Hubbard Compensation & Benefits Committee under Section 13.1.

     “Plan Year” shall mean the calendar year.

     “Pre-Tax Contribution” shall mean that amount that shall be separately accounted for, contributed to the Plan in accordance with Section 401(k) of the Code, and is not includible in the Participant’s compensation subject to Federal income tax for the taxable year such pre-tax contribution is made. Pre-tax contributions shall be allowed only to the extent the Company has earned surplus or current earnings.

     “Retirement” shall mean a Termination of Employment effected by the employee and the Company in accordance with the provisions of the Company defined benefit pension plan in which the employee participates.

     “Rollover Contributions” shall mean any amounts contributed pursuant to Section 4.6.

     “Sources” shall mean Pre-Tax Contributions, Company Matching Contributions, Rollover Contributions and Trust to Trust Transfer Contributions.

     “Termination of Employment” shall mean the termination of the Participant’s employment relationship with the Company and its Affiliates, whether voluntary, involuntary, by death or Retirement.

     “Trustee” shall mean the entity designated by the Plan Committee to hold Plan assets and which entity has entered into the trust agreement described in Article XII.

     “Trust To Trust Transfer Contributions” shall mean any contribution to the Plan made pursuant to Section 6.7.

ARTICLE II
ELIGIBILITY

     2.1 In General. Every regular full-time, part-time and temporary common law employee of the Company who is resident in the United States is eligible to participate in the Plan after completing 30 days of employment; provided, however, that any individual performing services for the Company who is not classified by the Company as a common law employee shall not be eligible to participate in the Plan regardless of whether a court or governmental agency ultimately determines that such individual is a common law employee. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

     2.2 Leased Employees. Leased Employees are not eligible to participate in this Plan.

     2.3 Rehired Employees. An employee who incurs a Termination of Employment and who is later rehired by the Company is eligible to participate in the Plan on the date the employee is so rehired.

ARTICLE III
PARTICIPATION

     3.1 Enrollment.

          (a) An Eligible Employee may elect to participate in the Plan effective on any Enrollment Date by submitting to Plan Committee an election form authorizing a Pre-Tax Contribution in accordance with Article IV and selecting the investment funds in which his/her Pre-Tax Contributions are to be invested in accordance with Article VII. An Eligible Employee may also elect to participate by making a Rollover Contribution or Trust To Trust Transfer Contribution to the Plan, and by selecting the investment funds in which such contributions are to be invested in accordance with Article VII. Rollover Contributions and Trust To Trust Transfer Contributions may be made at any time and need not be made on an Enrollment Date.

          (b) An employee described in Section 2.3 may enroll pursuant to the foregoing on the date the employee is rehired.

          (c) Notwithstanding the foregoing, an Eligible Employee will automatically be deemed to have elected to participate in the Plan and to have authorized payroll deductions of 3% of his or her Base Compensation effective on the first Enrollment Date after becoming an Eligible Employee. An Eligible Employee may affirmatively decline to participate, or may authorize payroll deductions in an amount other than 3% of Base Compensation pursuant to Section 4.2 of Article IV. An Eligible Employee shall be given notice of such automatic election to contribute 3% of his or her Base Compensation as soon as practicable upon becoming an Eligible Employee in accordance with the notice provisions of Section 5.4(d) of the Plan.

     3.2 Payment in the Event of Death.

          (a) In the event a married Participant who has an Account Balance dies, the Participant’s spouse shall be the beneficiary to receive the Participant’s Account Balance unless the Participant designates a beneficiary on the appropriate form. If such beneficiary is not the Participant’s spouse, such designation shall not be effective unless accompanied by a signed, notarized spousal consent that acknowledges the effect of the designation of the non-spouse beneficiary. Spousal consent may be waived by the Plan Committee only if it is established to the satisfaction of the Plan Committee that such consent cannot be obtained because the spouse cannot be located or because of such other circumstances as are prescribed in regulations issued by the Secretary of the Treasury. Consent obtained under this paragraph shall be effective only with respect to the spouse from whom such consent is obtained. A Participant may from time to time change his/her designated beneficiary hereunder, but must in all cases comply with the spousal consent and waiver rules of this Subsection.

          (b) In the event an unmarried Participant who has an Account Balance dies, the Participant’s Account Balance shall be paid to his/her estate, unless the Participant designates a beneficiary on the appropriate form. If an unmarried Participant designates a beneficiary and such designated beneficiary predeceases the Participant, the Participant’s Account Balance shall be paid to his/her estate.

          (c) Where a Participant properly has designated a beneficiary in accordance with (a) or (b) above, such beneficiary may be changed only by a subsequent proper beneficiary designation form filed with the Plan Committee prior to such Participant’s death or by the Participant’s remarriage because a former spouse’s consent does not affect another spouse’s obligation to consent pursuant to (a) above. For example, a divorce decree may not change a beneficiary designation unless it is a Qualified Domestic Relations Order as provided in Section 20.2 that clearly and unambiguously provides that any beneficiary designation form then in existence will be deemed to be revoked.

ARTICLE IV
EMPLOYEE CONTRIBUTIONS

     4.1 Method of Contribution. Each Participant may authorize contributions to the Plan by means of payroll deduction, and, if applicable, by lump sum as described in Sections 4.6 and 4.7.

     4.2 Amount of Payroll Deductions. Each Participant may authorize payroll deductions in increments of whole percentages of Base Compensation with a minimum contribution of 2% up to a maximum contribution of 15%. Every month each Participant’s deductions will be rounded to the nearest whole dollar. If a Participant’s Base Compensation changes, the percentage of Base Compensation being contributed at that time shall be applied against the new amount of Base Compensation as soon as practicable after the change.

     4.3 Changes to the Amount of Payroll Deductions. A Participant may change the percentage of his/her payroll deduction at any time to be effective for the next full payroll period.

     4.4 Suspension of Contributions. Suspension of Plan contributions shall be in accordance with the following provisions:

          (a) A Participant who is an active employee may voluntarily suspend payroll deductions at any time by timely completing and filing a change of election form, or by following such administrative procedure as prescribed by the Plan Committee. Such suspension shall be effective as of the next payroll period if reasonably practicable, or no later than the following payroll period.

          (b) A Participant’s payroll deductions shall be automatically suspended at the time he/she goes on an authorized leave of absence at less than full pay or becomes entitled to benefits under the Hubbard LLC Long Term Disability Plan or its successor, and such suspension will continue for the duration of the authorized leave.

          (c) A Participant’s payroll deductions shall be automatically suspended at the time he/she becomes employed by any domestic subsidiary, affiliate or parent of the Company whose employees are not eligible to participate in the Plan, and such suspension shall continue for the duration of such employment.

          (d) A Participant to whom Section 9.7(c) is applicable shall have his/her payroll deductions suspended for 6 months in accordance with the terms of that Section.

     A Participant whose contributions have been suspended pursuant to paragraph (b), (c) or (d) above, or whose contributions have been voluntarily suspended pursuant to paragraph (a) above, and is an active employee may resume making Pre-Tax Contributions to the Plan as of the next full payroll period following receipt of a properly filed and completed change of election form, or by following such administrative procedure as prescribed by the Plan Committee.

     4.5 Final Payroll Period. A Participant who is incurring a Termination of Employment can only make a contribution via payroll deduction for his/her final payroll period if the Participant is being compensated for the entire final payroll period.

     4.6 Rollover Contributions. An Eligible Employee or Participant who receives a total distribution from a tax-qualified employee benefit plan may contribute, subject to the terms of Section 402 of the Code, in cash, all or part but not less than $500 of the taxable monies received in such distribution. An Eligible Employee or Participant who receives a total distribution from an Individual Retirement Account (an “IRA”) which monies originally constituted a total distribution from a tax-qualified employee benefit plan may contribute, subject to the terms of Section 408 of the Code, in cash, all or part but not less than $500 of the taxable monies received in such distribution from the IRA. In addition to the above, a Rollover Contribution shall include, and the Plan shall accept a Rollover Contribution from, (a) a qualified plan described in Section 401(a) of the Code, including after-tax employee contributions; (b) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; (c) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and (d) the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

     4.7 Trust To Trust Transfer Contributions. The Plan Committee may approve for Eligible Employees a direct transfer of assets to the trust under the Plan from a trust forming part of another plan qualified under Section 401(a) of the Code. Upon transfer, all Trust To Trust Transfer Contributions shall retain their characteristics as either pre-tax, after-tax, or rollover monies, and shall be subject to the terms and conditions of this Plan regarding each of those types of contributions as applicable.

     4.8 Vesting Of Employee Contributions. A Participant’s Pre-Tax Contributions, Rollover Contributions, and Trust To Trust Transfer Contributions vest upon contribution and are nonforfeitable.

     4.9 Catch-Up Contributions. Each Participant who is eligible to make Pre-Tax Contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make “catch-up contributions” in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Notwithstanding any other provision of the Plan, matching contributions made by the Company under the Plan shall not apply to the catch-up contributions described in this Section 4.9.

ARTICLE V
COMPANY MATCHING CONTRIBUTIONS

     5.1 In General. Effective January 1, 1996, at the time a Participant makes a Pre-Tax Contribution to the Plan via payroll deduction, the Company shall contribute to the Plan out of current earnings and earned surplus only, an amount equal to 50% of each such Pre-Tax Contribution, but in no event shall the Company Matching Contribution exceed 2.5% of each Participant’s Base Compensation applicable to the pay period in which the Participant is making the Pre-Tax Contribution.

     Base Compensation applicable to any pay period in which the Participant makes a contribution shall be determined by dividing the Participant’s Base Compensation by the number of times the Participant is paid in a year.

     Effective January 1, 1999, at the time a Participant makes a Pre-Tax Contribution to the Plan via payroll deduction, the Company shall contribute to the Plan an amount equal to 100% of each such Pre-Tax Contribution, not to exceed 3% of each Participant’s Base Compensation applicable to the pay period in which the Participant is making the Pre-Tax Contribution. Further, the Company shall contribute to the Plan an amount equal to 50% of each

Pre-Tax Contribution exceeding 3% of the Participant’s Base Compensation, but not exceeding 6% of each Participant’s Base Compensation applicable to the pay period in which the Participant is making such Pre-Tax Contribution. After the close of the Plan Year, the Company shall contribute any additional amount necessary so that the total amount of the Company Matching Contribution is 4.5% of total annual compensation for each Participant who contributed to the Plan during such Plan Year; provided, however, such additional Company Matching Contribution for each Participant will in no event exceed the total amount of Pre-Tax Contributions made by such Participant during the Plan Year.

     Effective January 1, 2004, at the time a Participant makes a Pre-Tax Contribution to the Plan via payroll deduction, the Company shall contribute to the Plan an amount equal to 100% of each such Pre-Tax Contribution, not to exceed 3% of each Participant’s Base Compensation applicable to the pay period in which the Participant is making the Pre-Tax Contribution. After the close of the Plan Year, the Company shall contribute any additional amount necessary so that the total amount of the Company Matching Contribution is 3.0% of total annual compensation for each Participant who contributed to the Plan during such Plan Year; provided, however, such additional Company Matching Contribution for each Participant will in no event exceed the total amount of Pre-Tax Contributions made by such Participant during the Plan Year.

     5.2 Rollovers and Trust to Trust Transfers. No Company Matching Contribution shall be made with respect to Rollover Contributions or Trust To Trust Transfer Contributions.

     5.3 Vesting. A Participant’s Company Matching Contributions, if any, shall vest and become nonforfeitable upon the earliest to occur of the following: (a) attainment of Normal Retirement Age; (b) the Participant’s death, or (c) his/her completion of two Years of Employment. Any Company Matching Contribution of a Participant whose employment with the Company and its Affiliates terminates prior to the time such Company Matching Contributions become vested shall be used by the Company to reduce future Company Matching Contributions.

     5.4 Safe Harbor Provisions. Effective January 1, 1999 through December 31, 2003, the Plan is intended to be a “safe harbor” plan pursuant to Sections 401(k)(12) and 401(m)(11) of the Code. Effective January 1, 2004, the plan testing provisions contained in Sections 9.10 and 9.11 shall apply. For plan years prior to 2004, Company Matching Contributions shall be subject to the following requirements and shall have the following effects:

          (a) They shall be made to each Eligible Employee who makes Pre-Tax Contributions to the Plan for the Plan Year;

          (b) They shall be 100% vested at all times and are subject to the same limitations as to permitted times of distribution as are Pre-Tax Contributions;

          (c) If the conditions of Section 5.1 and this Section 5.4 are met for a Plan Year, the Plan will be deemed to have met the annual nondiscrimination testing provisions of Sections 9.10 and 9.11 for the Plan Year; and

               (d) The following notice requirements are met.

                    (i) The content of the notice must:

                         (1) be sufficiently accurate and comprehensive to inform the Eligible Employee of his rights and obligations under the Plan and be written in a manner calculated to be understood by the average Employee eligible to participate in the Plan; and

                         (2) describe (I) the Company Matching Contributions contribution formula used under the Plan (including a description of the levels of Matching Contributions, if any, available under the Plan); (II) any other contributions under the Plan and the conditions under which such contributions are made; (III) the plan to which Company Matching Contributions will be made if not to this Plan; (IV) the type and amount of compensation that may be deferred under the Plan; (V) how to make Pre-Tax Contributions, including any administrative requirements that apply to such elections; (VI) the periods available under the Plan for making Pre-Tax Contributions; and (VII) withdrawal and vesting provisions applicable to contributions under the Plan.

                    (ii) The timing of the notice must meet the following requirements:

                         (1) The notice must be provided within a reasonable period before the beginning of the Plan Year. If an employee becomes eligible to participate during the Plan Year, the notice must be provided within a reasonable time before he becomes eligible. The employee must have at least 30 days after receipt of the notice in which to make or modify a deferral election.

                         (2) The timing of the notice will be deemed to be reasonable (I) if it is given to Eligible Employees at least 30 days and no more than 90 days before the beginning of the Plan Year, or (II) if an Employee who becomes eligible after the notice in (I) is given receives a copy of the notice no more than 90 days before he is eligible to participate and no later than the time he is eligible to participate in the Plan. For Plan Years beginning on or before April 1, 1999, the notice requirement will be deemed to be satisfied if the notice is given on or before March 1, 1999.

ARTICLE VI
MAINTENANCE OF PARTICIPANTS’ ACCOUNTS

          6.1 Maintenance Of An Account. An account shall be established for each Participant that shall reflect the amount and investment of his/her Account Balance.

          6.2 Reports to Participants. Each Participant shall be furnished at least annually a statement setting forth his/her Account Balance and any transactions regarding such Account Balance in which the Participant has engaged during that period.

ARTICLE VII
INVESTMENT OF CONTRIBUTIONS

          7.1 Investment of Contributions By or on Behalf of Employees. At the time a Participant elects to participate in the Plan, he/she shall choose the investment funds in which his/her contributions and the Company Matching Contributions are to be invested. This choice must be expressed in whole percentage points of the payroll deduction amount (or in whole percentage points of the Rollover Contribution or Trust to Trust Transfer Contribution amount if they are the Participant’s initial contribution to the Plan).

          In the event a Participant fails to choose the investment funds in which his or her contributions and/or Company Contributions are to be invested, such Participant will be deemed to have elected that contributions shall be invested in the Government Money Market Fund, or if such fund is not then available as an investment fund, to the investment fund with the most similar investment objective to the Government Money Market Fund.

          7.2 Changes in Investment Funds for Future Contributions. A Participant may change the investment funds in which his/her future contributions are invested in accordance with uniform procedures established by the Plan Committee from time to time. The change will become effective on the day in which the change is made.

          7.3 Changes In Investment Funds For Account Balances.

               (a) General Rule. A Participant may change the investment funds in which his/her Account Balance is invested in accordance with uniform rules established by the Plan Committee from time to time.

               (b) Transfers Between and Among Investment Funds. If a Participant wishes to reallocate his/her Account Balance from one or more investment funds to other investment funds, and if the Participant completes his/her reallocation prior to the daily time deadline established by the Plan Committee on a business day, then the transaction implementing the change will be valued as of that business day. If the Participant’s instructions regarding a reallocation out of certain investment funds into other investment funds are received after the daily time deadline established by the Plan Committee, then the transaction implementing the change will be valued the next business day.

ARTICLE VIII
INVESTMENT FUNDS

          A Participant may invest in the following investment funds in accordance with the provisions of Article VII.

          8.1 Investment Funds. The Plan Committee shall determine from time to time which investments, funds and mutual funds offered by the Trustee or another party may be permitted investments under the Plan.

          8.2 Merck Common Stock. In addition to any investment funds offered pursuant to Section 8.1, a unitized fund that includes shares of Merck Common Stock.

ARTICLE IX
DISTRIBUTIONS

          9.1 Determination Of Whether A Participant’s Account Balance Is $5,000 Or Less for Purposes of Automatic Distribution. The determination of whether a Participant’s Account Balance is $5,000 or less (disregarding the value of any Rollover Contributions) will be made as of the Participant’s date of distribution.

          9.2 Automatic Distributions upon or Subsequent to Termination of Employment.

               (a) Account Balances of $5,000 or Less. A Participant who incurs a Termination of Employment and whose Account Balance is $5,000 or less (disregarding the value of any Rollover Contributions) shall have his/her Account Balance automatically distributed in a lump sum as soon as administratively feasible following his/her Termination of Employment. The distribution shall consist of cash equivalent to his Account Balance, provided, however, that the Participant or beneficiary may elect to receive shares of Merck Common Stock in respect of his/her interest in the Merck Common Stock Fund.

          9.3 Distributions other than Automatic Distributions.

               (a) Method and Timing of Distribution. Should a Participant whose Account Balance is in excess of $5,000 (disregarding the value of any Rollover Contributions) incur a Termination of Employment, the Participant may make an irrevocable election to receive his/her Account Balance in accordance with one of the following methods of payment:

                    (i) in a lump sum; or

                    (ii) in substantially equal annual installments not to exceed ten to commence with the year in which the Participant incurs the Termination of Employment, and such election shall be made no later than the last Business Day of the second month following the Participant’s Termination of Employment. Each succeeding annual installment shall be valued at the same time in each succeeding year as the initial installment was valued in the year of termination. Installment payments shall be disbursed proportionally from all Sources.

               (b) Failure To Make An Election Under Section 9.3(a). If a Participant fails to make an election under Section 9.3(a), then his/her Account Balance will continue to be invested in the Plan in accordance with the Participant’s investment directions in effect from time to time. Thereafter, such a Participant may request a lump sum distribution of his/her entire Account Balance only, in accordance with the provisions of Section 9.5. Such a Participant who has not taken a distribution at the time he/she attains age 65 shall receive payment of his/her Account Balance under the Plan in a lump sum not later than 60 days after the end of the Plan Year in which the latest of the following events occurs (i) the Participant’s attainment of Normal Retirement Age, (ii) the Participant’s Termination of Employment with the Company or (iii) the 10th anniversary of the year in which the Participant commenced participation in the Plan.

               (c) An Alternate Payee shall receive, in a lump sum, that portion of the Participant’s benefit specified in the applicable Qualified Domestic Relations Order (as defined in Section 20.2) as soon as administratively feasible following qualification of such order and lapse of any time required by the Qualified Domestic Relations Orders Procedures (as defined in Section 20.2).

          9.4 In-Service Distributions.

               (a) General Rule. While employed with the Company, a Participant may request, once each Plan Year, a distribution of all or part of his/her (i) Pre-Tax Contributions (if the Participant has attained age 59-1/2 or incurred a Disability), (ii) Rollover Contributions, and (iii) Trust To Trust Transfer Contributions (if any part of these monies are pre-tax monies, those monies will not be distributed unless the Participant has attained age 59-1/2 or has incurred a Disability), and any earnings thereon. If a Participant incurs a Disability in a Plan Year in which he/she has previously taken a distribution, such Participant may request a second distribution. Required minimum distributions, distributions of available monies in order for a Participant to qualify for a hardship distribution, and hardship distributions do not count toward this annual limit of one in-service distribution.

               (b) Minimum Amount of Distribution. The amount of an in-service distribution may be no less than the lesser of (1) $500, or (2) the Participant’s entire Account Balance.

               (c) Specifying Amount of Distribution. In requesting an in-service distribution, the Participant must specify the dollar amount of the distribution he/she wishes to receive.

          9.5 Provisions Applicable To Distributions Other Than Automatic Distributions.

               (a) Distribution of Cash and/or Stock. If the Participant fails to indicate whether he/she wants Merck Common Stock in cash or shares, cash will be issued. If a Participant’s distribution consists solely of Merck Common Stock payable in shares, the Participant will receive the number of shares which brings him/her closest to but not over the dollar amount he/she requested. However, distributions on account of loans or hardships shall always be in cash. A fractional share of Merck Common Stock will not be distributed as part of an in-service distribution.

               (b) Distribution Valuation Dates. Distributions shall be valued daily. Distributions to the Participant will be made as soon as administratively feasible following the valuation date.

               (c) Order of Distribution. The amount of any distribution shall be disbursed from the Sources in a Participant’s account in the following order: (1) after-tax contributions made before 1987, (2) after-tax contributions made after 1986 with a pro-rata portion of earnings on these contributions determined by the ratio of post-1986 after-tax contributions to the sum of post-1986 after-tax contributions plus earnings, thereon, and (3) all other amounts in the Plan. Consistent with this rule, a Participant may specify the order in which investment funds are to be debited on account of a distribution, and if the Participant specifies a hierarchy from which the entire distribution cannot be satisfied, then after exhausting the hierarchy specified by the Participant, the investment funds shall be debited pro rata, based on their current market values. If a Participant fails to specify any hierarchy, the investment funds will be debited pro rata, based on their current market values.

          9.6 Required Minimum Distributions. To the extent required by Section 401(a)(9) of the Code, a Participant must commence to receive distributions under the Plan no later than the April 1st of the calendar year following the year in which the Participant attains age 70-1/2 or retires, whichever is later. The procedures for determining required minimum distributions are described in Article XXI.

          9.7 Hardship Distributions.

               (a) A Participant may submit a request for a distribution on account of hardship to the Plan Committee. The Plan Committee may approve distributions of Pre-Tax Contributions only to a Participant on account of hardship, if the Participant can demonstrate that he/she has an immediate and heavy financial need, and the distribution is needed to relieve such financial need. The determination of the existence of an immediate and heavy financial need and of the amount necessary to meet the need will be made in accordance with the nondiscriminatory and objective standards set forth herein. The Plan Committee shall adopt regulations for the administration of such distributions. If a Participant’s request is approved, the Participant’s distribution will be valued and distributed as soon as practicable after the date the Plan Committee makes its determination.

               (b) The Plan Committee shall consider a Participant to have an immediate and heavy financial need if the Participant’s request for a hardship distribution is on account of one of the following events:

                    (i) Purchase (excluding mortgage payments) of a principal residence of the Participant;

                    (ii) Payment of tuition and related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his/her spouse, or dependents;

                    (iii) To obtain services for or on account of unreimbursed medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant’s spouse, or dependents or necessary for these persons to obtain medical care; or

                    (iv) The need to prevent the eviction of the Participant from his/her principal residence or the foreclosure on the Participant’s principal residence.

               (c) The distribution of funds, on account of an immediate and heavy financial need, will be deemed necessary to satisfy the financial need of a Participant if all of the following requirements are satisfied:

                    (i) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant including amounts necessary to pay income taxes and penalties which may be owed as a result of the hardship distribution;

                    (ii) The Participant has obtained all distributions, other than hardship distributions, and all other nontaxable loans currently available under all plans maintained by the Company; and

                    (iii) The Participant’s contributions, including Pre-Tax Contributions, are suspended for 6 months commencing with the pay period following the date the Participant’s hardship distribution was valued.

               (d) A Participant may apply for a hardship distribution on the grounds of severe financial hardship that, if not alleviated, would cause the Participant to face imminent financial collapse or personal bankruptcy. A distribution of funds on account of such an immediate and heavy financial need will be deemed necessary to satisfy such need if such need cannot be satisfied from other reasonably available sources as outlined in regulations issued by the Internal Revenue Service.

          9.8 Loans.

               (a) Application For a Loan. A Participant may obtain a loan in accordance with written uniform procedures established by the Plan Committee from time to time.

               (b) Minimum/Maximum Loan Amounts. The minimum amount a Participant can borrow is $1,000 which amount must constitute 50% or less of his/her Account Balance as of the valuation date. The maximum amount a Participant can borrow is the lesser of: (1) $50,000 reduced by the highest outstanding loan balance during the one year period immediately preceding the making of the new loan, or (2) 50% of the Participant’s Account Balance reduced by any outstanding loan the Participant currently has from the Plan. A Participant may not refinance a loan. A Participant may not have more than two loans outstanding at any time.

               (c) Interest. Loan interest rates shall be set monthly. The interest rate shall be the prime rate set by the Wells Fargo Bank, plus one percentage point.

               (d) Collateral. All Plan loans must be secured. Up to 50% of the Participant’s Account Balance may be used as collateral for a Plan loan. No other security is permissible.

               (e) Repayment Periods. A loan (a “Short-Term Loan”) must be repaid within five years of the date the loan is valued, except that a loan used to acquire the Participant’s primary residence (a “Residential Loan”) may be repaid within 30 years. All loans shall be levelly amortized within the meaning of Section 72(q) of the Code.

               (f) Order of Distributions for Loans. The amount of any loan shall be disbursed from the Sources in the Participant’s account in an order inverse to that set forth in Section 9.5(c). Consistent with this rule, a Participant may specify the order in which investment funds are to be debited on account of a loan, and if the Participant specifies a hierarchy from which the entire loan cannot be satisfied, then after exhausting the hierarchy specified by the Participant, the investment funds shall be debited pro rata, based on their current market value.

If a Participant fails to specify any hierarchy, the investment funds will be debited pro rata, based on their current market value.

               (g) Required Documents. In order to receive a loan, a Participant must sign a promissory note and a payroll deduction authorization form.

               (h) Default. For a Participant who is an employee, a loan shall be in default at the end of the 60-day period following the Participant’s failure to pay the monthly amount, if payment has not been rendered by the end of such 60-day period (or such other period as established under procedures adopted by the Plan Committee). Additionally, upon Termination of Employment, a Participant (who is not a party in interest as that term is defined in ERISA) must repay any outstanding loans in full unless his/her Account Balance is $5,000 or less at the time of distribution. If the Participant does not repay within the 30-day period (or such other period as established under procedures adopted by the Plan Committee) following the later of his/her Termination of Employment or the Plan Committee learns of the Participant’s Termination of Employment, then the Participant’s loan will be in default. At a Participant’s request, the Plan Committee may declare the Participant’s plan loan in default on account of the Participant’s having filed for personal bankruptcy.

               (i) Consequences of Default. If the Participant defaults after having incurred a Disability or Termination of Employment, the amount of his/her outstanding loan balance will be reported as a taxable event and deleted from his/her Account Balance. If the Participant defaults without having incurred a Termination of Employment or a Disability, then the amount of the Participant’s outstanding loan balance(s) will be reported to the IRS as a taxable event. That portion of the loan that consists of money subject to after-tax distribution rules will be discharged from the Participant’s Account Balance. That portion of the loan that consists of money subject to pre-tax distribution rules shall be discharged from the Participant’s Account Balance when permissible under Section 401(k) of the Code. Once a Participant defaults on a Plan loan, he/she may not apply for another Plan loan for three years from the date of the default. Any Participant who defaults on two Plan loans is precluded from taking another Plan loan.

               (j) Loan Guidelines. The Plan Committee shall issue loan guidelines with which a Participant must comply. Such loan guidelines shall be consistent with the applicable terms of the Code, with ERISA, with regulations issued by governmental agencies, and with the terms of this Plan.

          9.9 Limitations. Section 9.7 shall not be applicable to Participants who have incurred a Disability, and Sections 9.7 and 9.8 shall not be applicable to any Participant who has incurred a Termination of Employment; however, Section 9.8 shall apply if such Participant is a party in interest as that term is defined in Section 3(14) of ERISA. Only one distribution under this Article IX may be valued on any given Business Day.

          9.10 Distribution of Excess Deferrals and Excess Contributions.

               (a) For each Plan Year, Pre-Tax Contributions shall be subject to the following:

                    (i) Dollar Limit on Pre-Tax Contributions. For any Plan Year, no Participant may make Pre-Tax Contributions to the Plan together with all other plans of the Company and its Affiliates in excess of the limits under Section 402(g) of the Code. Any Pre-Tax Contribution designated in excess of such limit, together with earnings thereon, but reduced by any Excess Contributions which were previously distributed with respect to the same Plan Year, shall be distributed to such Participant no later than April 15 following the Plan Year in which such excess Pre-Tax Contributions were designated.

                    (ii) Average Actual Deferral Percentage Limit. The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year and the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year must satisfy one of the following tests:

                         (1) The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

                         (2) The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by 2.0, provided that the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees by more than two percentage points.

                    (iii) Aggregation of Pre-Tax Contributions. For purposes of this Section 9.10(a), the Actual Deferral Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-Tax Contributions allocated to his/her Account Balance under two or more plans or arrangements described in Code Section 401(k) that are maintained by the Company and its Affiliates shall be determined as if all such Pre-Tax Contributions were made under a single arrangement.

               (b) Notwithstanding any other provision of the Plan, Excess Deferrals and income allocable thereto with respect to a Plan Year, reduced by any Excess Contributions which were previously distributed with respect to the same Plan Year, shall be distributed no later than April 15 following such Plan Year to Participants who claim such allocable Excess Deferrals for the preceding calendar year in accordance with the following:

                    (i) The Participant’s claim shall be in writing; shall be submitted to the Plan Committee not later than such date prior to April 15 as specified by the Plan Committee; shall specify the amount of the Participant’s Excess Deferral for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Deferrals, when added to amounts deferred under other plans or arrangements described in Code Section 401(k), 408(k), or 403(b), will exceed the limit imposed on the Participant by Code Section 402(g) for the year in which the deferral occurred.

                    (ii) Maximum Distribution Amount. The Excess Deferral distributed to a Participant with respect to a calendar year shall be adjusted for income or loss. The income or loss allocable to Excess Deferrals shall be the sum of the allocable gain or loss for the Plan Year.

               (c) Distribution of Excess Contributions.

                    (i) Notwithstanding any other provision of the Plan, Excess Contributions and income allocable thereto, reduced by any amount which was previously distributed to the Participant for the same Plan Year pursuant to Section 9.10(a)(l) or Section 9.10(b), shall be distributed from Participants’ Account Balances no later than the last day of each Plan Year to Participants on whose behalf such Excess Contributions were made for the preceding Plan Year. The Excess Contributions with respect to Highly Compensated Employees shall be determined by reducing Pre-Tax Contributions made on behalf of such Highly Compensated Employees in order of the Actual Deferral Percentage beginning with the highest of such percentage. Excess Contributions shall be treated as annual additions under the Plan.

                    (ii) The income allocable to Excess Contributions shall be the sum of the allocable gain or loss for the Plan Year.

                    (iii) Any Matching Contributions allocable to the amounts distributed under this Subsection 9.10(c) shall be forfeited.

               (d) Incorporation of Regulation. This Section 9.10 is intended to reflect, and shall be interpreted to effectuate, the requirements of Treasury Regulation Section 1.401(k)-1(b), the provisions of which hereby are incorporated by reference.

          9.11 Limit on Company Matching Contributions and Distribution of Excess Aggregate Contributions.

               (a) Limitations. For each Plan Year, Company Matching Contributions shall be subject to the following provisions:

                    (i) Company Matching Contributions for each Plan Year must satisfy one of the following tests:

                    (ii) The Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

                    (iii) The Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by two provided that the Average Contribution Percentage for Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Participants who are non-Highly Compensated Employees by more than two percentage points.

          However, in order to prevent the multiple use of the alternative method described in (ii) above and in Section 9.10(a)(2)(ii), any Highly Compensated Employee eligible to make Pre-Tax Contributions or to receive Company Matching Contributions under the Plan or any other plan of the Company shall have his Contribution Percentage reduced if required pursuant to Regulation Section 1.401(m)-2.

          For purposes of this Subsection 9.11(a), the Contribution Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to receive Company Matching Contributions or to make employee contributions under one or more other plans described in Code Section 401(a) that are maintained by the Company and its Affiliates shall be determined as if all such contributions were made under a single plan aggregated with this Plan.

          The multiple use test described in Treasury Regulation Section 1.401(m)-2 shall not apply for Plan Years beginning after December 31, 2001.

               (b) Distribution of Excess Aggregate Contributions.

                    (i) Notwithstanding any other provision of the Plan, Excess Aggregate Contributions and income allocable thereto shall be distributed from Participants’ Account Balances no later than the last day of each Plan Year to Participants on whose behalf such Excess Aggregate Contributions were made for the preceding Plan Year. The Excess Aggregate Contributions with respect to Highly Compensated Employees shall be determined by reducing Company Matching Contributions made on behalf of such Highly Compensated Employees in order of the Contribution Percentage beginning with the highest of such percentage. Excess Aggregate Contributions shall be treated as annual additions under the Plan.

                    (ii) The income allocable to Excess Aggregate Contributions shall be the sum of the allocable gain or loss for the Plan Year.

                    (iii) Excess Aggregate Contributions with respect to a Participant for a Plan Year shall be determined after determining the Excess Contribution, if any, that is to be treated as employee contributions (within the meaning of Treasury Regulation Section 1.401(m)-1(e)(2)(ii)).

          9.12 Rollover Distributions. A Participant, Participant’s spouse, surviving spouse, or former spouse who is an alternate payee under a .Qualified, Domestic Relations Order (the “Spousal Alternate Payee”) may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant, Participant’s surviving spouse, or Spousal Alternate Payee in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, Participant’s surviving spouse or Spousal Alternate Payee, except that a Participant’s, Participant’s surviving spouse or Spousal Alternate Payee’s eligible rollover distribution does not include: any distribution elected or required pursuant to Sections 9.3(a)(iii) (where ten installments are elected), 9.6, 9.8(i), 9.10(c) and 9.11(b), or any distribution to the extent such portion of any distribution is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant, Participant’s surviving spouse or Spousal Alternate Payee.

               (a) Effective for distributions made after December 31, 2001, the following provisions shall apply:

                    (i) Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions in this Section 9.12 of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

                    (ii) Modification of definition of eligible rollover distribution to exclude hardship distributions. For purposes of the direct rollover provisions in this Section 9.12 of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

                    (iii) Modification of definition of eligible rollover distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in this Section 9.12 of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

          9.13 Forfeitures. All amounts that are forfeited by Participants under this Plan shall be used to reduce future Company Matching Contributions.

          If a Participant receives a distribution from the Plan which resulted in a forfeiture of Company Matching Contributions and the Participant is reemployed as an Eligible Employee before incurring five consecutive one-year breaks-in-service, the amount previously forfeited by the Participant shall be restored if the Participant repays the Plan within the Buyback Period (as defined below) the value of the shares and/or units received in such distribution. For purposes of this Section, “value” shall mean the market value as of the last Business Day of the month preceding the date of distribution that resulted in the forfeiture. If the Participant’s Account Balance is restored pursuant to this Section, the restoration shall be made first out of forfeitures, if any, and then by additional Company contributions.

          The Buyback Period is the period beginning with the date of the distribution and ending on the earlier of (i) five years after the 1st day the Participant is subsequently employed by the Company or its Affiliates, and (ii) the close of the 1st period of five consecutive one-year breaks in service commencing after the distribution. A ‘one-year break-in-service’ shall occur on the last day of a Plan Year during which the Participant was not credited with at least 501 Hours of Service.

ARTICLE X
CUSTODY AND INVESTMENT OF CONTRIBUTIONS

          10.1 Transfer to Trustee. Participant contributions will be transferred to the Trustee for investment as soon as administratively feasible following the payroll deduction or receipt of such contributions. No income will accrue to a Participant’s account on uninvested funds.

          10.2 Purchase of Merck Common Stock. Certificates representing Merck Common Stock will be held in the name of the Trustee or its nominees for the accounts of the Participants until distributed, and the Trustee shall in its discretion exercise or sell any rights for the purchase of any additional shares of Merck Common Stock or other securities which the Company may offer to stockholders.

          10.3 Purchase of Other Investment Funds. As soon as practical after receipt of contributions applicable to an investment fund, the Trustee shall invest the contributions in such investment fund.

          10.4 Investment of Income Received. Dividends, interest and other distributions received by the Trustee in respect of any investment fund except loans shall be reinvested in that fund.

          10.5 Voting of Common Stock. To the extent that a Participant directs the investment of some portion of his or her accounts in Merck Common Stock, all voting, tender, and similar rights shall be passed through to the Participant and the Participant shall direct the Trustee as to how said rights shall be exercised. Procedures shall be established and maintained to ensure the confidentiality of all information regarding Participants’ purchase, holding, and sale of Merck Common Stock as well as Participants’ exercise of appurtenant rights under this Section 10.5, except to the extent necessary to comply with federal law or state law not preempted by ERISA. The plan administrator is hereby designated as the fiduciary responsible for ensuring that these confidentiality procedures are adequate and are followed. In the event that the plan administrator determines that a particular transaction relating to Merck Common Stock may involve the potential for undue Company influence, the plan administrator shall designate an independent fiduciary, who shall not be an affiliate of the Company, to assume responsibility for all activities relating to said transaction.

ARTICLE XI
ADMINISTRATIVE COSTS

          11.1 Costs Paid by Company and Plan. All direct expenses of administration of the Plan, including Trustee and recordkeeping fees, brokerage commissions for Merck Common Stock only, transfer taxes and other expenses charged or incurred by the Trustee, shall be borne by the Company and the Company shall reimburse the Trustee for such expenses incurred. The Company will not cover any expenses of a mutual fund which expenses are reflected in the mutual fund’s price per share, nor will the Company cover any taxes assessed against monies in the Trust.

ARTICLE XII
TRUST AGREEMENT

          12.1 In General. The trust agreement shall provide, among other things, that all funds received by the Trustee thereunder will be held, managed, invested and distributed by the Trustee in accordance with the Plan. Funds paid to the Trustee shall not revert to the Company except as follows: (1) Because all contributions to the Plan are premised on their being deductible under Section 404 of the Code, any contribution which is determined not to be deductible under Section 404 of the Code must be returned to the Company within one year of the disallowance of the deduction; and (2) any contributions made by reason of a mistake of fact must be returned to the Company within one year following the mistaken contribution. The Plan Committee may change the Trustee in its sole discretion.

ARTICLE XIII
ADMINISTRATION

          13.1 Plan Administration. The U.S. Merial/Hubbard Compensation & Benefits Committee shall appoint the members of the Plan Committee. The Plan Committee shall direct the general administration of Plan, and shall have the responsibilities and duties delegated to it in this Plan and any responsibilities and duties under this Plan that are not specifically delegated to anyone else. The Plan Committee shall consist of at least 3 but not more than 5 members. Each person appointed a member of the Plan Committee shall file his or her acceptance of the appointment with the U.S. Merial/Hubbard Compensation & Benefits Committee. Any member of the Plan Committee may resign by delivering his or her written resignation to the U.S. Merial/Hubbard Compensation & Benefits Committee; the resignation shall become effective

30 days following receipt (or at any other time agreed upon by the member and the U.S. Merial/Hubbard Compensation & Benefits Committee). The U.S. Merial/Hubbard Compensation & Benefits Committee may remove any member of the Plan Committee at any time, with or without cause, upon notice to the member being removed. Notice of the appointment, resignation or removal of a member of the Plan Committee shall be given by the U.S. Merial/Hubbard Compensation & Benefits Committee to the Trustee and to the members of the Plan Committee.

The Plan Committee shall elect a chairman and a secretary (who need not be a member of the Plan Committee) and shall hold meetings upon such notice and at such times and places as it may from time to time determine. Notice of a meeting need not be given to any member of the Plan Committee who submits a signed waiver of notice before or after the meeting or who attends the meeting. A majority of the total number of members of the Plan Committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the Plan Committee present at the time of a vote, if a quorum is present at the time, shall be required for action by the Plan Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Plan Committee. Any person dealing with the Plan Committee shall be entitled to rely upon a certificate of any member of the Plan Committee, or its secretary, as to any act or determination of the Plan Committee. The Plan Committee may employ and rely on the advice of counsel, accountants, and such other persons as may be necessary in administering the Plan.

The Plan Committee is authorized to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan. Except as otherwise herein expressly provided, the Plan Committee shall have the exclusive right and discretionary authority to the fullest extent provided by law, to determine any questions arising in the administration, interpretation and application of the Plan, which determination shall be conclusive and binding on all persons having an interest in the Plan. The Plan Committee shall direct the Trustee concerning all payments which shall be made out of the trust fund pursuant to the provisions of the Plan, and shall have such other powers with respect to the administration of the trust fund as may be conferred upon it by the trust. The Plan Committee shall appoint a plan administrator who shall be responsible for (a) the maintenance of all records of Participants and beneficiaries necessary for the administration of this Plan, (b) the taking of any action necessary to meet the reporting and disclosure requirements imposed by ERISA, and (c) making initial determinations with respect to Participant claims. The Plan Committee may authorize the plan administrator to delegate agents to carry out certain of its responsibilities.

Unless otherwise determined by the Board, the members of the Plan Committee shall serve without compensation for services as such but all expenses of the Plan Committee shall be paid by the trust fund unless otherwise paid by the Company. Such expenses shall include any expense incident to the functioning of the Plan Committee, including but not limited to attorneys fees, accounting charges, actuarial expenses and other costs of administering the Plan.

Any action required to be taken under this Plan requiring discretion on the part of the officers or the Company, the Board or the members of the Plan Committee shall be non-discriminatory in nature, and uniform in operation wherever Participants in similar circumstances are involved.

The Plan Committee will be entitled to rely conclusively upon all valuations, certificates, opinions, and reports which may be furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes and shall exercise the authority and responsibility as it deems appropriate to comply with all of the legal and governmental regulations affecting this Plan.

The Plan Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following: (a) to determine all questions affecting the eligibility of any employee to participate in this Plan; (b) to prescribe written procedures to be followed by Participants and beneficiaries filing applications for benefits; (c) to prepare and distribute, in such manner as the Plan Committee determines to be appropriate, information explaining the Plan; to receive from the Company, Participants and beneficiaries such information as shall be necessary for the proper administration of the Plan; (d) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; (e) to have computed, as necessary, the amount of benefits payable hereunder; (f) to authorize disbursements by or from the funding media; (g) to receive, review and keep on file (as it deems convenient or proper) reports of benefit payments by the Trustee and reports of disbursements for expenses; (h) to select investment alternatives and vehicles for the Plan; and (i) to execute documents. The Plan Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

No member of the Plan Committee may act, vote, or otherwise influence a decision of the Plan Committee specifically relating to his own participation under the Plan. No member of the Plan Committee will be liable for any act of omission or commission except as provide by federal law. The Board and the Plan Committee and the individual members thereof shall be indemnified by the Company and not the trust fund against any and all expenses, costs, and liabilities arising by reason of any act or failure to act, unless such act or failure to act is judicially determined to be gross negligence or willful misconduct.

ARTICLE XIV
FIDUCIARY RESPONSIBILITY

          14.1 Named Fiduciaries. The Plan Committee is the named fiduciary under the Plan.

          14.2 Allocation of Fiduciary Authority. The fiduciary named in Section 14.1 hereof may allocate their authority to control and manage the operation and administration of the Plan to other persons, as may from time to time be deemed appropriate for the proper operation and administration of the Plan. Further, a named fiduciary, or a fiduciary designated by a named fiduciary as described above, may employ one or more persons to render advice with regard to any responsibility such fiduciary may have under the Plan.

          14.3 Discharge of Fiduciary Duty. A fiduciary, as that term is defined in ERISA, and any regulations issued thereunder, shall discharge his/her fiduciary duties with respect to the Plan solely in the interests of the Plan Participants and beneficiaries. A fiduciary shall discharge his/her fiduciary duties in accordance with the documents and instruments governing the Plan and in accordance with any and all applicable laws or regulations.

          14.4 Fiduciary Liability. No fiduciary shall be liable to the Company or to any Participant or to any beneficiary on account of any act done or omitted or determination made by the fiduciary acting in good faith in the performance of his/her fiduciary duties under the Plan, nor for any act done or omitted by any agent or representative of the fiduciary selected by the fiduciary with reasonable care, nor shall the fiduciary be liable to any person for any act done or omitted by any fiduciary in which he/she did not concur. The Company shall, to the extent permitted by law and the by-laws of the Company, indemnify and hold a fiduciary harmless from and against any liability he/she may incur in the administration of the Plan, unless arising from his/her own willful misconduct or willful breach of his/her fiduciary duties or the duties imposed on him/her by the by-laws of the Company. Further, the Company may, in its discretion, purchase liability insurance covering the fiduciaries of the Plan, including those not specifically named herein.

          14.5 ERISA Section 404(c) Plan. The Plan is intended to be a Section 404(c) Plan within the meaning of Section 404(c) of ERISA and the regulations thereunder. Pursuant to Section 404(c), Plan fiduciaries may be relieved of liability for any losses that are the direct and necessary result of instructions from Plan Participants regarding the investment of the Plan Participant’s accounts.

ARTICLE XV
AMENDMENT. SUSPENSION OR TERMINATION OF THE PLAN

          15.1 Plan Amendment, Termination. The Board may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that the U.S Merial/Hubbard Compensation & Benefits Committee shall have the right to amend, revise or restate the terms of the Plan to the extent that such amendment, revision or restatement does not (i) result in a cost increase to the Company in excess of 5%, (ii) have a significant adverse impact on the prospective rights of Participants, or (iii) have a significant effect on the long-term rights or liabilities of the Company. Notwithstanding the foregoing sentence, no such discontinuance, amendment or revision shall affect adversely any right or obligation of any Participant with respect to contributions theretofore made.

          In the event the Plan is terminated, or partially terminated, including a complete discontinuance of contributions, the Account Balance of each Participant affected by the termination or partial termination shall be nonforfeitable no later than the date thereof.

ARTICLE XVI
SUCCESSOR EMPLOYER AND MERGER OR CONSOLIDATION OF PLANS

          16.1 Successor Employer. In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and

Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

          16.2 Plan Assets. In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the trust fund to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the trust fund applicable to such Participants shall be transferred to the other trust fund only if:

               (a) each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

               (b) except as provided in Article IV, resolutions of the Board of the Company under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participant’s inclusion in the new employer’s plan; and

               (c) such other plan and trust will be qualified under Sections 401(a) and 501(a) of the Code.

ARTICLE XVII
CLAIMS AND APPEAL PROCEDURE

          17.1 Determination of Claim. A Participant or his/her authorized representative may present a claim for benefits to the plan administrator. The plan administrator shall make all determinations as to the Participant’s claim for benefits under the Plan. If the plan administrator grants a claim, benefits payable under the Plan will be paid to the Participant as soon as feasible thereafter. If the plan administrator denies in whole or part any claim for a benefit under the Plan by a Participant, the plan administrator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim. If special circumstances require an extension of time for processing the claim, the plan administrator shall provide a written notice of the extension during the initial 90-day period, in which case a decision shall be rendered not more than 180 days after receipt of the claim. The written notice which the plan administrator shall provide to every claimant who is denied a claim for benefits shall set forth in a manner calculated to be understood by the claimant:

               (a) the specific reason or reasons for the denial;

               (b) specific reference to pertinent Plan provisions on which the denial is based;

               (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (d) appropriate information as to the steps to be taken if the claimant wishes to submit his/her claim for review.

          17.2 Appeal of Denied Claim. A claimant or his/her authorized representative may request a review of the denied claim by the Plan Committee. Such request shall be made in writing and shall be presented to the Plan Committee not more than 60 days after receipt by the claimant of written notification of the denial of the claim. The Plan Committee shall render its decision on review not later than 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decision. The decision so rendered shall be final and binding on all parties.

          17.3 Discretion. The plan administrator and the Plan Committee, in determining claims for benefits, shall have the discretion to review and determine questions regarding eligibility and to construe the terms of the Plan. It is intended that the claims procedure of the Plan be administered in accordance with regulations of the Department of Labor issued under ERISA Section 503.

ARTICLE XVIII
SECTION 415 LIMITATIONS

          18.1 “Annual Addition” Defined. The sum of all amounts allocated to the Participant’s Account Balance for a Plan Year. Amounts include contributions (except for rollovers or transfers from another qualified plan), forfeitures and, if the Participant is a “Key Employee” (as defined in Section 416(i) of the Code) for the applicable or any prior Plan Year, medical benefits provided pursuant to Code Section 419A(d)(1). For purposes of this Section 18.1, “Account Balance” also includes a Participant’s account in all other defined contribution plans currently or previously maintained by any Affiliate. The Plan Year refers to the year to which the allocation pertains, regardless of when it was allocated. The Plan Year shall be the Code Section 415 limitation year. Annual Additions shall also include (i) amounts allocated to an individual medical account, as defined in Code Section 415(l)(2), that is part of a pension or annuity plan maintained by the Company and (ii) allocations under a simplified employee pension.

          18.2 Maximum Annual Addition. Except to the extent permitted under Section 4.9 of the Plan and Section 414(v) of the Code, the Annual Addition that may be contributed or allocated to a Participant’s accounts under this Plan for any Plan Year shall not exceed the lesser of: (a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or (b) 100% of the Participant’s compensation (within the meaning of Section 415(c)(3) of the Code), for the Plan Year. The compensation limit referred to in (b) immediately above shall not apply to any contribution for medical benefits after termination of employment (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) that is otherwise treated as an annual addition.

          18.3 Avoiding an Excess Annual Addition. If, at any time during a Plan Year, the allocation of any additional contributions would produce an excess Annual Addition for such year, contributions to be made for the remainder of the Plan Year shall be limited to the amount needed for each affected Participant to receive the maximum Annual Addition.

          18.4 Correcting an Excess Annual Addition. Upon the discovery of an excess Annual Addition to a Participant’s Account Balance (resulting from forfeitures, allocations, reasonable error in determining Participant compensation or the amount of elective contributions, or other facts and circumstances acceptable to the Internal Revenue Service) the excess amount (adjusted to reflect investment gains) shall first be returned to the Participant to the extent of his or her Pre-Tax Contributions (however to the extent Pre-Tax Contributions were matched, the applicable Company Match Contributions shall be forfeited in proportion to the returned matched Pre-Tax Contributions) and the remaining excess, if any, shall be forfeited by the Participant and together with forfeited Company Match Contributions used to reduce subsequent Contributions as soon as is administratively feasible.

          18.5 Correcting a Multiple Plan Excess. If a Participant, whose Account Balance is credited with an excess Annual Addition, received allocations to more than one defined contribution plan, the excess shall be corrected by reducing the Annual Addition to this Plan only after all possible reductions have been made to the other defined contribution plans.

ARTICLE XIX
TOP-HEAVY PROVISIONS

          19.1 Top Heavy Rules. The top-heavy requirements of Section 416 of the Code and this Article XIX of the Plan shall not apply in any year in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code are met. For any year in which the Plan does not consist solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code, the following provisions shall apply for purposes of determining whether the Plan is top heavy under Section 416(g) of the Code, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years.

          19.2 Determination of Top-Heavy Status.

               (a) Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5% owner of the Company or an Affiliate, or a 1% owner of a the Company or an Affiliate having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code.

The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

               (b) Determination of Present Values and Amounts. This subsection (b) shall apply for purposes of determining the present value of accrued benefits and the amounts of account balances of Participants as of the determination date. The present values of accrued benefits and the amounts of account balances of a Participant as of the determination date shall be increased by the distributions made with respect to the Participant under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death or disability, the provision shall be applied by substituting “5-year period” for “1-year period.” The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the determination date shall not be taken into account. The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the determination date shall not be taken into account.

               (c) Minimum Benefits.

               (i) Company matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan. Company matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

               (ii) Participants who are not Key Employees and who participate in the Employees’ Retirement Plan of Hubbard LLC or any other defined benefit plan maintained by the Company or its Affiliates shall receive the minimum benefit provided by the top-heavy provisions of said defined benefit plan.

ARTICLE XX
ASSIGNMENT OR ATTACHMENT

          20.1 In General. Except as otherwise provided by law, no assignment of any right or interest under this Plan of any Participant will be permitted or recognized, nor will any such right or interest be subject to attachment or other legal process for debts of any Participant.

          20.2 Qualified Domestic Relations Order. Notwithstanding Section 20.1 above or any other provision of this Plan to the contrary, the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a “Qualified Domestic Relations Order” (as hereinafter defined) is not prohibited. In the event a right to a benefit hereunder is established pursuant to a Qualified Domestic Relations Order, any benefit otherwise payable to the Participant or his/her beneficiary hereunder shall be appropriately reduced to reflect the effect of the Qualified Domestic Relations Order. For purposes of the Plan, a “Qualified Domestic Relations Order” shall mean any judgment, decree or order, including the approval of a property settlement agreement, provided that:

               (a) the order relates to the provision of child support, alimony or marital property rights and is made pursuant to state domestic relations or community property laws;

               (b) the order creates or recognizes the existence of an alternate payee’s right to receive all or a portion of the Participant’s Account Balance;

               (c) the order specifies the name and last known mailing address of the Participant and each alternate payee covered by the order;

               (d) the order precisely specifies the amount or percentage of the Participant’s Account Balance to be paid to each alternate payee or the manner in which the amount or percentage is to be determined;

               (e) the order specifies the number of payments or the period to which the order applies;

               (f) the order clearly specifies that it applies to this Plan; and

               (g) the order does not require this Plan to provide any type of benefits or form of benefits not otherwise provided under this Plan;

          A Qualified Domestic Relations Order may provide that a former spouse of the Participant is to be treated as a surviving spouse for purposes of the beneficiary designation requirements set forth in Article III.

          This Article will be implemented in accordance with the Qualified Domestic Relations Orders Procedures adopted by the Plan Committee, as amended from time to time, that hereby are incorporated by reference, and with Section 414(p) of the Code and Section 206(d) of ERISA.

ARTICLE XXI
MINIMUM REQUIRED DISTRIBUTIONS

          21.1 General Rules.

               (a) Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions.

               (b) Precedence. The requirements of this Article will take precedence over any inconsistent provisions of the Plan.

               (c) Requirements of Treasury Regulations Incorporated. All distributions required under this Article will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

               (d) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Article, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

          21.2 Time and Manner of Distribution.

               (a) Required Beginning Date. A Participant’s entire Account Balance will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

               (b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire Account Balance will be distributed, or begin to be distributed, no later than as follows:

               (i) If the Participant’s surviving spouse is the Participant’s sole beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.

               (ii) If the Participant’s surviving spouse is not the Participant’s sole beneficiary, then distributions to the beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

               (iii) If there is no Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire Account Balance will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

               (iv) If the Participant’s surviving spouse is the Participant’s sole beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 21.2(b), other than Section 21.2(b)(i), will apply as if the surviving spouse were the Participant.

          For purposes of this Section 21.2(b) and Section 21.4, unless Section 21.2(b)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 21.2(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 21.2(b)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 21.2(b)(i), the date distributions are considered to begin is the date distributions actually commence.

               (c) Forms of Distribution. Unless the Account Balance is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 21.3 and 21.4 of this Article. If the Account Balance is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

          21.3 Required Minimum Distributions During Participant’s Lifetime.

               (a) Amount of Required Minimum Distributions For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

               (i) the quotient obtained by dividing the participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

               (ii) if the Participant’s sole beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

               (b) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 21.3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

          21.4 Required Minimum Distributions After Participant’s Death.

               (a) Death On or After Date Distributions Begin.

               (i) Participant Survived by Beneficiary. If the Participant dies on or after the date distributions begin and there is a beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the value of the Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the beneficiary, determined as follows:

               (1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

               (2) If the Participant’s surviving spouse is the beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

               (3) If the Participant’s surviving spouse is not the beneficiary, the beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

               (ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the value of the Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

               (b) Death Before Date Distributions Begin.

               (i) Participant Survived by Beneficiary. If the Participant dies before the date distributions begin and there is a beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the value of the Account Balance by the remaining life expectancy of the beneficiary, determined as provided in Section 21.4(a).

               (ii) No Beneficiary. If the Participant dies before the date distributions begin and there is no beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Account Balance will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

               (iii) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 21.2(b)(i), this Section 21.4 will apply as if the surviving spouse were the Participant.

          21.5 Definitions.

               (a) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year that contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar is the calendar year in which distributions are required to begin under Section 21.2(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

               (b) Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

               (c) Required beginning date. The date specified in Section 9.6 of the Plan.

* * *

     IN WITNESS WHEREOF, the U.S. Merial/Hubbard Compensation & Benefits Committee has caused this instrument to be executed as of the    day of        2003.

U.S. MERIAL/HUBBARD COMPENSATION & BENEFITS COMMITTEE

By:

Name:

Title: